EXHIBIT 19

Insider Trading Policy

As previously stated, the Board of Directors of CSB Bancorp, Inc. and The Commercial and Savings Bank (hereafter, jointly the “Company”) shall seek to adhere to all applicable federal securities regulations and statutes, including insider trading. In doing so, the Company shall maintain the highest reputation of integrity and ethical conduct. Accordingly, the herein described policy shall govern trading activities of all Company insiders.

DEFINITIONS

The following definitions shall apply to the following “Insider Trading Policy”:

Insider: An insider shall include all Directors of The Commercial and Savings Bank and CSB Bancorp, Inc., and Executive and Senior Officers listed as follows: Chair, Chief Executive Officer, President, Chief Financial Officer, Chief Operations and Chief Information Officer, Chief Risk Officer, Senior Credit Officer, Financial Officer, Senior Operations Officer, and Corporate Secretary. Other senior officers may be designated as insiders for the purpose of this Insider Trading Policy at any time upon notification by the Chief Executive Officer or Chief Financial Officer.

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Insider Trading: The act of purchasing or selling a security while in possession of material, nonpublic information.

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Material Information: Any information that a reasonable investor may consider important in a decision to buy, sell, or hold Company shares. Simply, any information, positive or negative, that may affect the price of the Company’s shares is “material information.” Examples include:

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Projections or preliminary financial reports which detail changes from past financial performance.
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Reports of a pending merger or acquisition.
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Approval and/or reports of a dividend, stock split, or a change in an applicable policy.
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Significant new products and/or services.
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Expansion into new markets.
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Gain or loss of a major customer (or key vendor and/or service provider).
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Adverse classification of any material credit.
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Upgrade or payoff of any classified material credit.

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Nonpublic Information: Any information not deemed “public information.”

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Public Information: Information that has been released by the Company, such as through a press release, governmental filing, or statement from a Senior Officer. Additionally, adequate time (i.e., one business day) to allow the public to review and evaluate the information must pass before it may be considered public.

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Tipping (or Leaking): The act of passing nonpublic material information to others (other than in an official capacity on behalf of the Company).

GENERAL PROHIBITIONS

No employee, whether or not designated an insider by virtue of their position, shall disclose, “leak,” or “tip” internal forecasts, preliminary financial reports, actual or contemplated managerial decisions, strategic directives, or other material information to anyone outside of the Company. Likewise, this information shall only be shared within the Company as deemed appropriate by Management. Furthermore, all employees, Officers, and Directors shall ensure that documents (i.e., “hard copy” and electronic) containing sensitive or otherwise material information are securely maintained.

TRADING RESTRICTIONS

Most insiders have access to nonpublic material information on a regular basis. Furthermore, they must recognize that by virtue of their position within the organization, significant trust and confidence has been placed on them to conduct their duties and responsibilities in only the highest ethical manner. However, the Company’s desire to operate in a safe and sound business manner and remain above reproach mandates the following restrictions:

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In order to avoid any short-swing profits by insiders, no insider shall purchase CSBB shares then sell CSBB shares within 6 months at a higher price. No insider shall sell CSBB shares then purchase CSBB shares at a lower price within 6 months. Exclusions include any transactions, by the administrators of The Commercial & Savings Bank 401(k) Retirement Plan and quarterly or special dividend reinvestment made under the CSB dividend reinvestment program administered by the Company’s stock transfer agent.

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Neither the insider or any related person living in the insider’s household may buy or sell Company shares for a period beginning 30 minutes prior to market close at the end of the fiscal quarter (March, June, September and December) and ending 48 hours following the public release by the Company of the quarter-ending financial results.

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The Chief Executive Officer (CEO), or in the CEO’s absence, the Chief Financial Officer, shall pre-clear all transactions involving Company shares by an insider. If a transaction is contemplated, the CEO should be contacted in advance. While this requirement covers market sales of option shares, it does not apply to option exercises.

Given the nature of the regulations, underlying considerations, and the long-term organizational implications, the Chief Executive Officer shall address all questions, concerns, and/or evidence of potential wrongdoing pertaining to insider trading or the Company’s established policy.

CHANGE IN PENSION FUND SERVICE PROVIDER

In the event that the Company opts to change pension service providers and a “blackout” period ensues, no Director or employee shall be permitted to conduct trades of any kind on Company securities held outside of the pension fund during this period.

PENALTIES

Penalties for violating any “insider trading” prohibition can be substantial and include civil money, criminal money, and incarceration. Such penalties may be assessed to any person violating statute provisions or any person (directly or indirectly) controlling the person conducting the prohibited transaction. Likewise, penalties may be assessed against non-insiders who receive and act upon insider information relative to Company shares.

Additionally, the Company’s reputation may be irreparably damaged by such conduct. Accordingly, any violation of the Company’s policy may result in sanctions up to and including dismissal.

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, on the basis of material, nonpublic information about the security. Insider trading violations may also include "tipping" such information, securities trading by the person "tipped," and securities trading by those who misappropriate such information.

Examples of insider trading cases that have been brought by the SEC are cases against:

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Corporate officers, directors, and employees who traded the corporation's securities after learning of significant, confidential corporate developments;
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Friends, business associates, family members, and other "tippees" of such officers, directors, and employees, who traded the securities after receiving such information;
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Employees of law, banking, brokerage and printing firms who traded based on information they obtained in connection with providing services to the corporation whose securities they traded;
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Government employees who traded based on confidential information they learned because of their employment with the government;
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Political intelligence consultants who may tip or trade based on material, nonpublic information they obtain from government employees; and
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Other persons who misappropriated, and took advantage of, confidential information from their employers, family, friends, and others.

Because insider trading undermines investor confidence in the fairness and integrity of the securities markets, the SEC has treated the detection and prosecution of insider trading violations as one of its enforcement priorities.